                                                                      EXHIBIT 12

              CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                                                        Three Months Ended     Three Months Ended
                                                                          March 31, 2002         March 31, 2001
                                                                          --------------         --------------
Net income (loss) ....................................................        $  1                     $ (8)
Add:
  Interest expense ...................................................          39                       52
  Income tax (benefit) expense and other taxes on (loss) income ......          --                       (4)
                                                                             -----                    -----
    Earnings as defined ..............................................        $ 40                     $ 40
                                                                             =====                    =====

Interest expense .....................................................        $ 39                     $ 52
                                                                             -----                    -----
    Fixed charges as defined .........................................        $ 39                     $ 52
                                                                             =====                    =====

Ratio of earnings to fixed charges ...................................       1.03x                     .77x
                                                                             =====                    =====

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